Exhibit 2.8

P.G.S. MEXICANA. S.A. de C.V.

SUPPLEMENTAL INDENTURE

          SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of 31 August 2004, among P.G.S. Mexicana. S.A. de C.V. (incorporated in Mexico) (the “Guaranteeing Subsidiary”), a subsidiary of Petroleum Geo-Services ASA (the “Company”), the other Guarantors (as defined in the Indenture referred to herein) and Law Debenture Trust Company of New York, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

          WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of November 5, 2003 (the “Original Indenture”), as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture” and together with the Original Indenture, the “Indenture”) and providing for the issuance of an aggregate principal amount of up to $745,948,810 of 10% Senior Notes due 2010 (the “10% Senior Notes due 2006”) and $250,000,000 of 8% Senior Noted due 2006 (the “8% Senior Notes due 2006”);

          WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and in Article X of the Original Indenture (the “Note Guarantee”); and

          WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

          1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

          2. Agreement to Guarantee.

          (a) Along with all Guarantors named in the Indenture, the Guaranteeing Subsidiary, in accordance with, and subject to the terms and conditions set forth in Article X of the Original Indenture, hereby jointly and severally guarantees, to the Trustee for its own benefit and the benefit of the Holders from time to time (i) the full and prompt payment of the principal of and premium, if any, on the Securities and the indebtedness represented thereby, when and as the same shall become due and payable, whether at the Maturity thereof, by acceleration, call for redemption or otherwise, (ii) the full and prompt payment of interest and any Additional Amount on the Securities when and as the same shall become due and payable and (iii) all other monetary obligations of the Company under this Indenture (including under Section 7.07 of the Original Indenture) and the Securities (the guarantee in clauses (i), (ii) and (iii), collectively referred to as the “Guarantee”). Notwithstanding the foregoing this Guarantee shall be limited to the extent that any Foreign Investment National Commission of Mexico prior approval is required pursuant to the Foreign Investment Law of Mexico and the applicable legislation and International Treaties to which the United Mexican States is a party in accordance with Article 133 of the Political Constitution of Mexico.

          (b) This Guarantee shall not be discharged except in accordance with the terms of the Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

          3. Execution and Delivery. The Guaranteeing Subsidiary agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

          4. Headings. The headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

          5. Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed coy shall be an original, but all of them together represent the same agreement.

          6. THIS SUPPLEMENTAL INDENTURE AND THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

          7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary, the Company and the Guarantors.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

          Dated: 31st August, 2004

P.G.S MEXICANA. S.A. se C.V.
By:	/s/ Eric Wersich
Name:	Eric Wersich
Title:	President

PETROLEUM GEO-SERVICES ASA
By:	/s/ Sam R. Morrow
Name:	Sam R. Morrow
Title:	Senior Vice President Finance and Treasurer

MULTIKLIENT INVEST AS
By:	/s/ Svein Rennemo
Name:	Svein Rennemo
Title:	Director

PGS EXPLORATION (UK) LTD.
By:	/s/ Sam R. Morrow
Name:	Sam R. Morrow
Title:	Senior Vice President Finance and Treasurer of Petroleum Geo-Services ASA

PGS GEOPHYSICAL AS
By:	/s/ Svein Rennemo
Name:	Svein Rennemo
Title:	Director

PGS SHIPPING (ISLE OF MAN) LTD.
By:	/s/ Svein Rennemo
Name:	Svein Rennemo
Title:	Director

PGS RIO BONITO SA
By:	/s/ Sam R. Morrow
Name:	Sam R. Morrow
Title:	Senior Vice President Finance and Treasurer of Petroleum Geo-Services ASA

PGS INVESTIGACÀO PETROLIFERA LTD.
By:	/s/ Sam R. Morrow
Name:	Sam R. Morrow
Title:	Senior Vice President Finance and Treasurer of Petroleum Geo-Services ASA

PGS ONSHORE, INC.
By:	/s/ Svein Rennemo
Name:	Svein Rennemo
Title:	Director

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee
By:	/s/ Patrick Healy
Authorized Signatory

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